Exhibit 10.6

PROPERTY MANAGEMENT AGREEMENT

BETWEEN

COLLAB CA LLC

AND

[●]

This PROPERTY MANAGEMENT AGREEMENT (this “Agreement”), dated as of ______________, is entered into between Collab CA LLC, a California limited liability company (the “Property Manager”), and a [●] organized under the laws of [●] (the “Company”).

RECITALS

WHEREAS, the Company seeks to invest in the Asset (as defined in the Appendix hereto) in accordance with the terms and conditions of the Limited Liability Company Agreement, dated as of ____________ of [●], organized under the laws of [●], as amended and restated from time to time (the “Operating Agreement”);

WHEREAS, the Company desires to avail itself of the advice and assistance of the Property Manager and to appoint and retain the Property Manager as the property manager to the Company with respect to the Assets; and

WHEREAS, the Property Manager wishes to accept such appointment;

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. Appointment of Property Manager; Acceptance of Appointment. The Company hereby appoints the Property Manager as property manager to the Company for the purpose of managing the Asset. The Property Manager hereby accepts such appointment.

2. Authority of the Property Manager.

(a) Except as set forth in Section 2(e) below and any guidance as may be established from time to time by the Sole Member of the Company, the Property Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the Asset and to take any action that it deems necessary or desirable in connection therewith.

(b) The Property Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Property Manager in light of the understanding that such duties are expected to be performed only at occasional or irregular intervals.

(c) The Property Manager may delegate all or any of its duties under this Agreement to any Person who shall perform such delegated duties under the supervision of the Property Manager on such terms as the Property Manager shall determine.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Property Manager shall not have the authority to:

(i) acquire any asset or service for an amount equal to or greater than 1% of the value of the Asset as of such date, individually, or 3% of the value of the Asset as of such date, in the aggregate without the prior consent of the Sole Member of the Company; or

(ii) sell, transfer, encumber or convey the Asset, provided, however, that the Property Manager may deliver to the Sole Member of the Company any offers received by the Property Manager to purchase the Asset and any research or analysis prepared by the Property Manager regarding the potential sale of the Asset, including, without limitation, market analysis, survey results or information regarding any inquiries received and information regarding potential purchasers.

3. Cooperation. The Property Manager agrees to use reasonable efforts to make appropriate personnel available for consultation with the Company on matters pertaining to the Asset and to consult with the Sole Member of the Company regarding property management decisions with respect to the Asset prior to execution.  The Sole Member of the Company may make any reasonable request for the provision of information or for other cooperation from the Property Manager with respect to its duties under this Agreement, and the Property Manager shall use reasonable efforts to comply with such request, including, without limitation, furnishing the Company with such documents, reports, data and other information as Sole Member of the Company may reasonably request regarding the Asset and the Property Manager’s performance hereunder or compliance with the terms hereof.

4. Representations and Warranties. Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party.

5. Limitation of Liability; Indemnification.

(a) None of the Property Manager, its affiliates, or any of their respective directors, members, stockholders, partners, officers, employees or controlling persons (collectively, “Managing Parties”) shall be liable to the Company for (i) any act or omission performed or failed to be performed by any Managing Party (other than any criminal wrongdoing) arising from the exercise of such Managing Party’s rights or obligations hereunder, or for any losses, claims, costs, damages, or liabilities arising therefrom, in the absence of criminal wrongdoing, willful misfeasance or gross negligence on the part of such Managing Party, (ii) any tax liability imposed on the Company or the Asset, or (iii) any losses due to the actions or omissions of the Company or any brokers or other current or former agents or advisers of the Company.

(b) To the fullest extent permitted by applicable law, the Company will indemnify the Property Manager and its Managing Parties against any and all losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”) to which such person may become subject in connection with any matter arising out of or in connection with this Agreement, except to the extent that any such Loss results solely from the acts or omissions of a Managing Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Managing Party’s fraud, willful misconduct or gross negligence.  If this Section 5 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Company shall nevertheless indemnify the Managing Party for any Losses incurred to the full extent permitted by any applicable portion of this Section that shall not have been invalidated.

(c) The Property Manager gives no warranty as to the performance or profitability of the Asset or as to the performance of any third party engaged by the Property Manager hereunder.

(d) The Property Manager may rely upon and shall be protected in acting or refraining from action upon any instruction from, or document signed by, any authorized person of the Company or other person reasonably believed by the Property Manager to be authorized to give or sign the same whether or not the authority of such person is then effective.

6. Assignments. This Agreement may not be assigned by either party without the consent of the other party.  In performing its obligations under this Agreement, the Property Manager may, at its discretion, delegate any or all of its rights, powers and functions under this Agreement to any Person in accordance with section 2(d) without the need for the consent of the Company, provided that the Property Manager’s liability to the Company for all matters so delegated shall not be affected by such delegation.

7. Compensation and Expenses.

(a) As compensation for services performed by the Property Manager under this Agreement, and in consideration therefor, the Company will pay a property management fee (the “Property Management Fee”) to the Property Manager calculated in accordance with Appendix B hereto.

(b) Except as set forth in Section 5, the Company will bear all expenses of the Asset and shall reimburse the Property Manager for any such expenses paid by the Property Manager on behalf of the Company together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Property Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”); provided, however, that the Company shall not pay or reimburse the Property Manager for the ordinary overhead and administrative expenses of the Property Manager, including, without limitation, all costs and expenses on account of rent, utilities, insurance, office supplies, office equipment, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, travel, entertainment, salaries and bonuses, as well as costs related to ongoing property inspections, guest relations services, cleaning scheduling, inventory management, and vendor and repair scheduling, which in each case shall be borne by the Property Manager.

(c) Each party will bear its own costs relating to the negotiation, preparation, execution and implementation of this Agreement.

8. Services to Other Clients; Certain Affiliated Activities.

(a) The relationship between the Property Manager and the Company is as described in this Agreement and nothing in this Agreement, none of the services to be provided pursuant to this Agreement, nor any other matter, shall oblige the Property Manager to accept responsibilities that are more extensive than those set forth in this Agreement.

(b) The Property Manager’s services to the Company are not exclusive.  The Property Manager may engage in other activities on behalf of itself, any other Managing Party and other clients.  The Company acknowledges and agrees that the Property Manager may, without prior notice to the Company, give advice to such other clients.  The Property Manager shall not be liable to account to the Company for any profits, commission or remuneration made or received in respect of transactions effected pursuant to the Property Manager’s advice to another client and nor will the Property Manager’s fees be abated as a result.

9. Duration and Termination.  Unless terminated as set forth below, this Agreement shall continue in full force and effect until one year after the date on which the Asset has been liquidated and the obligations connected to such Asset (including, without limitation, contingent obligations) have terminated or, if earlier, the removal of the Company.  Either party may terminate this Agreement immediately upon a material breach of the Agreement by the other party, without penalty or other additional payment, except that the Company shall pay the Property Management Fee of the Property Manager referred to in Section 7, pro-rated to the date of termination, together with all amounts outstanding under any Operating Expenses Reimbursement Obligation.  Termination shall not affect accrued rights, and the provisions of Sections 4, 5, 7 (with respect to any accrued but unpaid fees and expenses), 8, 9, 11, 14 and 16 hereof shall survive the termination of this Agreement.

10. Power of Attorney.  For so long as this Agreement is in effect, the Company constitutes and appoints the Property Manager, with full power of substitution, its true and lawful attorney-in-fact and in its name, place and stead to carry out the Property Manager’s obligations and responsibilities to the Company under this Agreement, solely with respect to the Asset.

11. Notices.  Except as otherwise specifically provided herein, all notices shall be deemed duly given when sent in writing by registered mail, overnight courier or email to the appropriate party at the following addresses, or to such other address as shall be notified in writing by that party to the other party from time to time:

If to the Company:

[●]

Attention: [●]

Email: [●]

If to the Property Manager:

Collab CA LLC

29 ORINDA WAY #536

ORINDA, CA 94563

Attention: Qin Wang

Email: alice_q_zhang@hotmail.com

12. Independent Contractor. For all purposes of this Agreement, the Property Manager shall be an independent contractor and not an employee or dependent agent of the Company nor shall anything herein be construed as making the Company a partner or co-venturer with the Property Manager, any other Managing Party or any of its other clients.  Except as expressly provided in this Agreement or as otherwise authorized in writing by the Company, the Property Manager shall have no authority to bind, obligate or represent the Company.

13. Entire Agreement; Amendment; Severability. This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements relating to the subject matter hereof, and may not be supplemented or amended except in writing signed by the parties.  If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part, which shall remain in full force and effect.

14. Confidentiality. All information furnished or made available by the Company or the Company to the Property Manager hereunder, or by the Property Manager to the Company hereunder, shall be treated as confidential by the Property Manager, or the Company, as applicable, and shall not be disclosed to third parties except as required by law or as required in connection with the execution of transactions with respect to the Asset and except for disclosure to counsel, accountants and other advisors.

15. Definitions. Words and expressions which are used but not defined in this Agreement shall have the meanings given to them in the Operating Agreement.

16. Governing Law; Jurisdiction.

(a) This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of California.

(b) The parties irrevocably agree that the Court of Chancery of the State of California is to have the exclusive jurisdiction to settle any disputes which may arise out of in connection with this Agreement and accordingly any suit, action or proceeding arising out of or in connection with this Agreement shall be brought in such courts.

17. Counterparts. This Agreement may be executed in one or more counterparts with the same force and effect as if each of the signatories had executed the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

PROPERTY MANAGER:

COLLAB CA LLC

By:
Name:
Title:
Date:

THE COMPANY:

[●]

By:
Name:
Title:
Date:

APPENDIX A

The Assets

The Assets shall comprise a residential property located at [●]

APPENDIX B

Management Fees and Costs[1]

Property Management Fee :

8% of Gross Receipts paid monthly in arrears for property management.

The term “Gross Receipts” shall mean all amounts actually collected by Property Manager as rents or other charges for use and occupancy of the Property including utility passthrough, parking, forfeited deposits, receipts from coin operated machines and other miscellaneous receipts collected by the Property but shall exclude all other receipts including, but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies, abatement of taxes, and awards arising from eminent domain proceeding or the threat thereof, discounts, deposits and dividends on insurance policies.

Repair & Maintenance Fee :

A fee equal to the actual cost of Repair and Maintenance as incurred by the Property Manager, plus a 20% markup. This fee is billed monthly.

The term “Repair and Maintenance” shall mean costs directly associated with the upkeep and repair of the property, which are controllable by the Property Manager. These expenses include, but are not limited to, roof, building finishing, landscaping, electrical, plumbing, elevator repair & maintenance, fire inspection, building security, equipment/appliance repair & maintenance.

Renovation Management Fee (if applicable):	8% of total capital improvement cost for renovation management, paid monthly
Acquisition Fee:	2% of the contractual purchase price of the relevant property acquired, paid within five (5) days after the transaction is closed.
Disposition Fee :	2% of total sales price when the Asset is sold, paid within five (5) days after the sale is closed.

[1]	The management fees and costs serve as a general guideline. Please note that each individual property may have specific fee structures based on particular management agreements or local requirements.